Exhibit 99

CONTACTS:
Investors:	REGIS CORPORATION: Paul D. Finkelstein — President, CEO Randy L. Pearce — Executive Vice President, CFO Kyle P. Didier — Vice President, Finance (952) 947-7000

          For Immediate Release

Media:	BERNS COMMUNICATIONS GROUP: Melissa Jaffin/Michael McMullan (212) 994-4660

REGIS REPORTS MARCH CONSOLIDATED REVENUES GREW 16 PERCENT TO A RECORD $151 MILLION

- Fiscal 2003 Third Quarter Revenue Increases 17 Percent to $422 Million-

     MINNEAPOLIS, MN, April 7, 2003 — Regis Corporation (NYSE:RGS), the global leader in the $135 billion hair care industry, today reported that consolidated revenues increased 16 percent in the month of March to $151 million. In addition, consolidated same-store sales at its salons open at least one year decreased 0.9 percent.

     “We are pleased with our overall revenue growth of 16 percent for March. More importantly, revenue for our fiscal third quarter increased 17 percent to $422 million,” commented Paul D. Finkelstein, President and Chief Executive Officer. “Same-store sales during the first half of March met our expectations, increasing approximately two percent; however, the latter half of the month was negatively impacted by the shift in Easter as well as the consumer’s preoccupation with the war. The shift in Easter is expected to have a positive impact on our April same-store sales numbers.”

     Divisional same-store sales were as follows:

	Monthly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-3.6%	-4.8%	-3.8%	1.2%	1.9%	1.3%
MasterCuts	-2.0	-8.4	-3.6	3.7	9.4	5.0
Trade Secret	-5.3	0.9	0.1	5.2	6.3	6.2
Strip Center Salons	-2.5	0.0	-2.2	2.9	13.1	4.1
SmartStyle	6.5	4.4	5.8	14.9	24.6	18.1

Domestic Same-Store Sales	-1.7%	-0.8%	-1.4%	3.6%	8.6%	5.1%

International Same-Store Sales	2.5%	24.7%	6.5%	4.3%	17.9%	6.4%

Consolidated Same-Store Sales	-1.4%	0.3%	-0.9%	3.7%	9.0%	5.2%

	Quarterly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-3.2%	-6.2%	-3.8%	-0.5%	4.3%	0.4%
MasterCuts	-1.4	-4.7	-2.3	2.2	9.8	4.0
Trade Secret	-5.7	2.2	1.2	3.2	4.6	4.4
Strip Center Salons	-2.7	-3.3	-2.8	1.9	11.5	3.0
SmartStyle	6.8	3.0	5.4	11.6	23.6	15.6

Domestic Same-Store Sales	-1.5%	-0.7%	-1.3%	2.0%	8.3%	3.8%

International Same-Store Sales	1.9%	26.0%	6.3%	4.7%	17.6%	6.5%

Consolidated Same-Store Sales	-1.2%	0.4%	-0.7%	2.2%	8.7%	4.1%

     The Company will release its third quarter earnings results before the market opens on April 22, 2003. A conference call discussing its third quarter results will follow at 11:00 a.m., Eastern Daylight Time. Interested parties are invited to listen by logging on to www.regiscorp.com. In addition, the Company will release its April revenue results, including same-store sales, on May 7, 2003, before the market opens.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator, franchisor and acquirer of hair and retail product salons in the world. The Company operates and franchises over 9,300 salons utilizing key brands such as; Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States, Canada, France, Italy, United Kingdom, Spain, Germany, Belgium, Switzerland, Poland, and Puerto Rico.

     Headquartered in Minneapolis, Minnesota, Regis Corporation has over 43,000 employees worldwide. The company’s common stock is traded on the NYSE under the symbol RGS. For more information about the company, visit our website at http://www.regiscorp.com/.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in Exhibit 99 to the Company’s Form 10-K and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on January 31, 2003.

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